Exhibit n.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 18, 2013, with respect to the financial statements of Katonah 2007-I CLO Ltd. as of December 31, 2012 and the related statements of operations, changes in net assets and cash flows for the year then ended, contained in the Registration Statement and Prospectus of KCAP Financial, Inc. We hereby consent to the inclusion of said report in the Registration Statement and Prospectus of KCAP Financial, Inc.

/s/ GRANT THORNTON LLP

New York, New York

May 23, 2013